EXHIBIT 99.3

     Set forth below are excerpts from the section of the Williams Pipeline Partners L.P. Registration Statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” A 25% interest in Northwest will be held by the Partnership as its sole asset immediately following the initial public offering of common units representing limited partner interests in the Partnership. As a result, Northwest has provided certain of its historical financial information to the Partnership. The page numbers herein refer to the relevant pages of the Registration Statement of the Partnership.

Results of Operations of Northwest

In the following discussion of the results of Northwest, all amounts represent 100% of the operations of Northwest, in which we will hold a 25% general partnership interest following the closing of this offering. The discussion and analysis of Northwest’s financial condition and operations are based on Northwest’s financial statements, which were prepared in accordance with GAAP. The following discussion and analysis should be read in conjunction with Northwest’s financial statements and the related notes appearing elsewhere in this prospectus.

Northwest’s Operations

Northwest owns and operates a natural gas pipeline system that extends from the San Juan Basin in northwestern New Mexico and southwestern Colorado through Colorado, Utah, Wyoming, Idaho, Oregon and Washington to a point on the Canadian border near Sumas, Washington. Northwest’s system includes approximately 3,900 miles of mainline and lateral transmission pipeline and 41 transmission compressor stations. Its compression facilities have a combined sea level-rated capacity of approximately 473,000 horsepower. At June 30, 2007, Northwest had long-term firm transportation contracts, including peaking service, with aggregate capacity reservations of approximately 3.4 Bcf of natural gas per day. Northwest also has approximately 12.4 Bcf of working natural gas storage capacity through its one-third interest in the Jackson Prairie underground storage facility, its ownership of the Plymouth LNG storage facility and contract storage at Clay Basin.

Transportation Services.  Northwest’s transportation services consist primarily of firm transportation under long-term contracts, whereby the customer pays a capacity reservation charge to reserve pipeline capacity at certain receipt and delivery points on the system, plus a volumetric fee and an in-kind fuel reimbursement based on the volume transported, and interruptible transportation, whereby the customer pays to transport natural gas when capacity is available and used. Firm transportation capacity reservation revenues typically do not vary over the term of the contract, subject to adjustment in rate proceedings with FERC, because the revenues are primarily based upon the capacity reserved, and not upon the capacity actually used. Northwest generates a small portion of its revenues from short-term firm and interruptible transportation services.

Northwest is not generally in the business of buying and selling natural gas, but changes in the price of natural gas can affect the overall supply and demand for natural gas, which in turn can affect its results of operations. Northwest depends on the availability of competitively priced natural gas supplies which its customers desire to ship through its system. Northwest delivers natural gas to a broad mix of customers including LDCs, municipal utilities, direct industrial users, electric power generators and natural gas marketers and producers.

Storage Services.  Northwest’s natural gas storage services allow it to offer customers a high degree of flexibility in meeting their delivery requirements and enable Northwest to balance daily receipts and deliveries. For example, LDCs use traditional storage services by injecting natural gas into storage in the summer months when natural gas prices are typically lower and then withdrawing the natural gas during the winter months in order to reduce their exposure to the potential volatility of winter natural gas prices. Northwest offers firm storage service, in which the customer reserves and pays for a specific amount of storage capacity, including injection and withdrawal rights, and interruptible storage service, where the customer receives and pays for capacity only when it is available and used.

Trends and Uncertainties.  The following trends and uncertainties have had, and are likely to have, a material impact on Northwest’s results of operations and liquidity:

•	increasing competition for natural gas supplies originating in Northwest’s traditional supply areas;

•	increasing competition from existing and proposed pipelines providing natural gas to Northwest’s market areas;

•	a preference by customers to have firm contracts of shorter duration when the primary terms of their existing long-term contracts expire;

•	increased demand for natural gas in Northwest’s traditional market areas, especially on peak days, exceeding existing transportation and storage capacity in the region;

•	the expiration of the Pan Alberta contract in 2012 and uncertainty as to whether that capacity will be recontracted through the Colorado Hub Connection Project or other means; and

•	the potential for LNG to become an important source of supply for Northwest’s customers.

We believe the collective impact of the trends and uncertainties described above may result in an increasingly competitive natural gas transportation market. This could result in a reduction in the overall average life of Northwest’s long-term firm contracts which could adversely affect its revenue over the long term. We believe the impact of the factors described in the last two bullet points above may also provide Northwest with growth opportunities. These factors may also result in a need for increased capital expenditures to take advantage of opportunities to bring additional supplies of natural gas into Northwest’s system to maintain or possibly increase its transportation commitments and volumes.

Critical Accounting Policies and Estimates

The accounting policies discussed below are considered by Northwest’s management to be critical to an understanding of its condensed financial statements as their application places the most significant demands on management’s judgment. Due to the inherent uncertainties involved with this type of judgment, actual results could differ significantly from estimates and may have a material adverse impact on Northwest’s results of operations, equity or cash flows.

Regulation

Northwest’s natural gas pipeline operations are regulated by FERC. FERC regulatory policies govern the rates that each pipeline is permitted to charge customers for interstate transportation and storage of natural gas. From time to time, certain revenues collected may be subject to possible refunds upon final FERC orders. Accordingly, estimates of rate refund reserves are recorded considering third-party regulatory proceedings, advice of counsel, Northwest’s estimated risk-adjusted total exposure, market circumstances and other risks. Northwest’s current rates were approved pursuant to a rate settlement. As a result, its current revenues are not subject to refund.

SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” requires rate-regulated public utilities that apply this standard to account for and report assets and liabilities consistent with the economic effect of the manner in which independent third-party regulators establish rates. In applying SFAS No. 71, Northwest capitalizes certain costs and benefits as regulatory assets and liabilities, respectively, in order to provide for recovery from or refund to customers in future periods.

Basis of Presentation

The acquisition of Northwest in 1983 by Williams was accounted for using the purchase method of accounting. Accordingly, Williams performed an allocation of the purchase price to Northwest’s assets and liabilities, based on their estimated fair values at the time of the acquisition. The purchase price allocation was not pushed down to Northwest, as FERC policy does not permit Northwest to recover these amounts through its rates, and Northwest is not required to reflect Williams’ purchase price allocations in its financial statements. As of June 30, 2007, the unamortized amount in excess of original cost relating to the acquisition of Northwest by Williams was approximately $43.7 million, net of deferred income taxes of $26.1 million.

Property, Plant and Equipment

Property, plant and equipment, consisting principally of natural gas transmission facilities, is recorded at original cost. Northwest accounts for repair and maintenance costs under the guidance of FERC regulations. FERC identifies installation, construction and replacement costs that are to be capitalized. Routine maintenance, repairs and renewal costs are charged to income as incurred. Gains or losses from the ordinary sale or retirement of plant are charged or credited to accumulated depreciation.

The incremental Evergreen Expansion Project, which was an expansion of Northwest’s pipeline system, was placed in service on October 1, 2003. The levelized rate design of this project created a revenue stream that will remain constant over the 25-year and 15-year terms. The related levelized depreciation is lower than book depreciation in the early years and higher than book depreciation in the later years of the contract terms. The depreciation component of the levelized incremental rates will equal the accumulated book depreciation by the end of the primary contract terms. FERC has approved the accounting for the differences between book depreciation and the Evergreen Expansion Project’s levelized depreciation as a regulatory asset with the offsetting credit recorded to a regulatory credit.

Northwest records an asset and a liability equal to the present value of each expected future asset retirement obligation, or ARO. The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. Northwest measures changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized as an increase in the carrying amount of the liability and is offset by a regulatory asset. The regulatory asset is being recovered through the net negative salvage component of depreciation included in Northwest’s rates beginning January 1, 2007.

Included in Northwest’s depreciation rates is a negative salvage (cost of removal) component that Northwest has collected in rates. Northwest therefore accrues the estimated costs of removal of long-lived assets through depreciation expense. In connection with the adoption of SFAS No. 143 “Accounting for Asset Retirement Obligations,” effective January 1, 2003, the negative salvage component of accumulated depreciation was reclassified to a noncurrent regulatory liability.

Allowance for Borrowed and Equity Funds Used During Construction

AFUDC represents the estimated cost of debt and equity funds applicable to utility plant in process of construction and is included as a cost of property, plant and equipment because it constitutes an actual cost of construction under established regulatory practices. FERC has prescribed a formula to be used in computing separate allowances for debt and equity AFUDC.

Income Taxes

Williams and its wholly-owned subsidiaries file a consolidated federal income tax return. It is Williams’ policy to charge or credit Northwest with an amount equivalent to its federal income tax expense or benefit computed as if Northwest had filed a separate return.

Northwest uses the liability method of accounting for income taxes which requires, among other things, provisions for all temporary differences between the financial basis and the tax basis in Northwest’s assets and liabilities and adjustments to the existing deferred tax balances for changes in tax rates. Northwest establishes a valuation reserve for gross deferred tax assets when Northwest determines it is more likely than not they will not be recovered. Following its conversion to a general partnership, Northwest will not be subject to income tax.

Deferred Charges

Northwest amortizes deferred charges over varying periods consistent with FERC approved accounting treatment for such deferred items. Unamortized debt expense, debt discount and losses on reacquired longterm debt are amortized by the bonds outstanding method over the related debt repayment periods.

Exchange Gas Imbalances

In the course of providing transportation services to its customers, Northwest may receive or deliver different quantities of gas from shippers than the quantities delivered or received on behalf of those shippers. These transactions result in imbalances, which are typically settled through the receipt or delivery of gas in the future. Customer imbalances to be repaid or recovered in-kind are recorded as exchange gas due from others or due to others in the balance sheets included elsewhere in this prospectus. The exchange gas offset represents the gas balance in Northwest’s system representing the difference between the exchange gas due to Northwest from customers and the exchange gas that Northwest owes to customers. These imbalances are valued at the average of the spot market rates at the Canadian border and the Rocky Mountain market as published in “Inside FERC’s Gas Market Report.” Settlement of imbalances requires agreement between the pipelines and shippers as to allocations of volumes to specific transportation contracts and timing of delivery of gas based on operational conditions.

Revenue Recognition

Revenues from the transportation of gas are recognized in the period the service is provided based on contractual terms and the related transported volumes. As a result of the ratemaking process, certain revenues collected by Northwest may be subject to possible refunds upon final orders in pending rate proceedings with FERC. Northwest records estimates of rate refund liabilities considering its and other third party regulatory proceedings, advice of counsel, as well as collection and other risks. At June 30, 2007, Northwest had no rate refund liabilities.

Contingencies

Northwest records liabilities for estimated loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. Revisions to contingent liabilities are reflected in income in the period in which different facts or information become known or circumstances change that affect previous assumptions with respect to the likelihood or amount of loss. Liabilities for contingent losses are based upon management’s assumptions and estimates regarding the probable outcomes of the matters. Should the outcomes differ from the assumptions and estimates, revisions to the liabilities for contingent losses would be required.

Environmental Liabilities

Northwest’s environmental liabilities are based on Northwest management’s best estimate of the undiscounted future obligation for probable cost associated with environmental assessment and remediation of Northwest’s operating sites. These estimates are based on evaluations and discussions with counsel and independent consultants, and the current facts and circumstances related to these environmental matters. Northwest’s accrued environmental liabilities could change substantially in the future due to factors such as the nature and extent of any contamination, changes in remedial requirements, technological changes, discovery of new information, and the involvement of and direction taken by the EPA, FERC and other governmental authorities on these matters. Northwest continues to conduct environmental assessments and is implementing a variety of remedial measures that may result in increases or decreases in the total estimated environmental costs. Please read “— Environmental Matters.”

Northwest’s Results of Operations

Overview

The following table and discussion is a summary of Northwest’s condensed results of operations for the six months ended June 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004. The results of operations are discussed in further detail following this overview. Variances due to changes in natural gas prices and transportation volumes have little impact on revenues, because under Northwest’s rate design methodology, the majority of overall cost of service is recovered through firm capacity reservation charges in Northwest’s transportation rates.

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(audited)			unaudited
	(In thousands)

Income Statement Data:
Operating revenues	$338,532	$321,457	$324,250	$159,553	$205,698
Operating expenses:
General and administrative	51,062	49,749	56,463	26,865	31,355
Operation and maintenance	42,878	53,330	65,763	30,334	30,844
Depreciation	65,615	66,333	75,192	35,184	39,405
Regulatory credits	(7,180)	(4,446)	(4,469)	(2,616)	(1,745)
Taxes, other than income taxes	17,492	15,115	15,018	8,914	6,480
Regulatory liability reversal	—	—	—	—	(16,562)
Impairment charges	8,872	—	—	—	—

Total operating expenses	178,739	180,081	207,967	98,681	89,777

Operating income	159,793	141,376	116,283	60,872	115,921

Other income (net)	5,278	10,597	16,597	10,915	9,559

Interest charges:
Interest on long-term debt	38,721	38,164	43,649	19,189	24,104
Other interest	3,368	3,389	3,824	1,913	2,538
Allowance for borrowed funds used during construction	(452)	(1,529)	(4,557)	(1,600)	(934)

Total interest charges	41,637	40,024	42,916	19,502	25,708

Income before income taxes	123,434	111,949	89,964	52,285	99,772
Provision for income taxes	46,779	40,194	32,821	18,909	37,851

Net income	$76,655	$71,755	$57,143	$33,376	$61,921

Adjusted EBITDA(unaudited)(a)(b)	$227,100	$203,263	$187,006	$93,440	$137,019
Cash available for distribution (unaudited)(b)(c)	$113,951	$76,050	$(2,282)	$44,174	$84,512

(a)	We define Northwest’s Adjusted EBITDA as net income, plus interest expense net of non-cash debt AFUDC, income tax expense and depreciation and amortization, less regulatory credits, interest income and other income (expense), net. Other income (expense), net primarily consists of non-cash EAFUDC, and certain other items, including non-cash items.

(b)	For a reconciliation of this measure to its most directly comparable financial measures calculated and presented in accordance with GAAP, please see “Selected Historical and Pro Forma Financial and Operating Data — Non-GAAP Financial Measures.”

(c)	We define Northwest’s cash available for distribution as its Adjusted EBITDA, plus cash received for interest income, less cash paid for interest expense and maintenance capital expenditures.

Six Months Ended June 30, 2006 and June 30, 2007

Northwest’s operating revenues increased $46.1 million, or 29%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. Higher rates resulting from its rate case, which became effective January 1, 2007, were the primary reason for this increase.

Northwest’s transportation service accounted for 97% and 96% of its operating revenues for the six months ended June 30, 2007 and 2006, respectively. Natural gas storage service accounted for 3% of operating revenues for each of the six months ended June 30, 2007 and 2006.

Operating expenses decreased $8.9 million, or 9%. This decrease was due primarily to the June 2007 reversal of Northwest’s pension regulatory liability of $16.6 million and a reduction of its accrued ad valorem taxes of $1.8 million to reflect lower than expected 2007 tax assessments on its property. These decreases were partially offset by a $4.2 million increase in depreciation related to new property additions, a $2.2 million increase in labor costs due to annual salary increases and an increase in the number of employees, a $1.2 million increase in group insurance expense, a $1.1 million increase in management services provided by Williams and other affiliates, and a $0.8 million increase in lease expense.

Operating income increased $55.0 million, or 90.4%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006 due to the reasons described above.

Other income decreased $1.4 million, or 12%, primarily due to a $4.2 million decrease in the allowance for equity funds used during construction, or EAFUDC, resulting from the lower capital expenditures in 2007, a $1.3 million decrease in interest income from affiliates resulting from note repayments from Williams, and a $0.9 million decrease in other interest income resulting from lower short-term investments. Also adding to this decrease was the 2006 settlement of a contribution in aid of construction associated with Northwest’s Capacity Replacement Project of $0.9 million (as described in “Business — Regulatory Matters — Capacity Replacement Project”). These decreases were partially offset by the recognition of $6.0 million of previously deferred income related to the termination of the Grays Harbor transportation agreement, as described below.

Interest charges increased $6.2 million, or 32%, due primarily to the issuance of $175 million in aggregate principal amount of 7% senior notes due 2016 in June of 2006 and the issuance of $185 million in aggregate principal amount of 5.95% senior notes due 2017 in April of 2007, partially offset by the early retirement of $175 million in aggregate principal amount of 8.125% senior notes due 2010 in April of 2007. A $0.7 million decrease in the allowance for borrowed funds used during construction related to the lower capital expenditures in 2007 and a $0.6 million increase in other interest also contributed to this increase.

The provision for income taxes increased $18.9 million, or approximately 100%, due primarily to higher pre-tax income for the six months ended June 30, 2007 as compared to the same period in 2006. Northwest’s effective income tax rate was 37.9% in 2007, and 36.2% in 2006.

Years Ended December 31, 2005 and 2006

Operating revenues increased $2.8 million, or 1%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. Higher levels of short-term firm transportation services and interruptible park and loan storage services were the primary sources of this increase.

Northwest’s transportation service accounted for 96% of its operating revenues and its natural gas storage service accounted for 3% of its operating revenues for each of the years ended December 31, 2006 and 2005.

Operating expenses increased $27.9 million, or 15%, from 2005 to 2006. This increase was due primarily to a $9.7 million increase in consulting, contract, engineering, maintenance and other outside services resulting in part from Northwest’s pipeline integrity and environmental assessment efforts and a change in FERC’s accounting policies requiring Northwest to expense (rather than capitalize) certain pipeline integrity assessment costs; an $8.9 million increase in depreciation, including a $6.0 million increase resulting from property additions and a $2.9 million increase related to the 2006 correction of an error related to the accounting for its building lease expense and depreciation of leasehold improvements; and a $5.5 million increase in outside administrative costs related primarily to information technology services. Also contributing to this increase were higher labor expenses of $3.9 million due to annual salary increases and an increase in the number of employees, higher materials, supplies, vehicle and other expenses of $3.9 million, and higher insurance costs of $1.6 million related primarily to pipeline operations. These increases were partially offset by lower rent expense of $6.2 million related to the correction of the aforementioned error.

Operating income decreased $25.1 million, or 18%, due to the reasons discussed above.

Other income increased $6.0 million, or 57%, primarily due to a $10.8 million increase in the allowance for EAFUDC resulting from the significantly higher capital expenditures in 2006 related to the Capacity Replacement Project, partially offset by an adjustment of $4.7 million associated with the correction of an error related to the recognition of EAFUDC.

Interest charges increased $2.9 million, or 7%. This increase was the result of higher interest on long-term debt of $5.5 million due to the 7.00% senior notes issued in June 2006 and due in 2016, offset by the $3.0 million increase in the AFUDC related to property additions in 2006.

The provision for income taxes decreased $7.4 million, or 18%, due primarily to lower pre-tax income in 2006 as compared to 2005 and a $1.8 million tax benefit adjustment in 2005 as a result of additional analysis of Northwest’s tax basis and book basis assets and liabilities. Northwest’s effective income tax rate was 36.5% in 2006 and 35.9% in 2005.

Years Ended December 31, 2004 and 2005

Operating revenues decreased $17.1 million, or 5%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. The termination of the Grays Harbor agreement was the primary cause of this decrease.

Northwest’s transportation service accounted for 96% of its operating revenues for each of the years ended December 31, 2005 and 2004. Natural gas storage service accounted for 3% of Northwest’s operating revenues for each of the years ended December 31, 2005 and 2004.

Operating expenses increased $1.3 million, or 1%. This increase was due primarily to $3.0 million in higher charges related to the rental of a pipeline lateral from a customer beginning in November 2004, $2.7 million lower net regulatory credits associated with Northwest’s incremental facilities, $2.3 million in higher labor costs, $2.1 million in higher outside administrative charges related primarily to outsourced information technology services, and a $1.9 million expense for amounts paid to a third party to modify a pipeline assessment tool, owned by the third party, for use in Northwest’s 26-inch pipeline. These increases were partially offset by the 2004 write-off of $8.9 million of previously capitalized costs incurred on an idled segment of Northwest’s system that will not return to service and $2.7 million in favorable adjustments in 2005 to ad valorem taxes reflecting negotiated assessment reductions. Depreciation expense increased $0.7 million due primarily to a $5.4 million adjustment made in 2004 to correct an error related to the over-depreciation of certain in-house developed system software and other general plant assets. This increase was mostly offset by lower depreciation in 2005 resulting from the retirement of the Grays Harbor Lateral.

Operating income decreased $18.4 million, or 12%, due to the reasons discussed above.

Other income increased $5.3 million, or 101%, primarily due to a $2.5 million increase in interest income on higher levels of short-term investments and a $2.1 million increase in EAFUDC resulting from increased capital expenditures in 2005. The higher capital expenditures in 2005 also resulted in a $1.1 million increase in AFUDC.

The provision for income taxes decreased $6.6 million due primarily to lower pre-tax income in 2005 as compared to 2004 and a $1.8 million tax benefit adjustment in 2005 as a result of additional analysis of Northwest’s tax basis and book basis assets and liabilities. Northwest’s effective income tax rate was 35.9% in 2005 and 37.9% in 2004.

Liquidity and Capital Resources of Northwest

Northwest’s ability to finance operations, including to fund capital expenditures and acquisitions, to meet its indebtedness obligations, to refinance its indebtedness or to meet collateral requirements will depend on its ability to generate cash in the future and to borrow funds. Northwest’s ability to generate cash is subject to a number of factors, some of which are beyond its control, including the impact of regulators on its ability to establish transportation and storage rates. Please see “Risk Factors.”

Working Capital

Working capital is the amount by which current assets exceed current liabilities. Northwest’s working capital requirements will be primarily driven by changes in accounts receivable and accounts payable. These changes are primarily impacted by such factors as credit and the timing of collections from customers and the level of spending for maintenance and expansion activity.

Changes in the terms of Northwest’s transportation and storage arrangements have a direct impact on Northwest’s generation and use of cash from operations due to their impact on net income, along with the resulting changes in working capital. A material adverse change in operations or available financing may impact Northwest’s ability to fund its requirements for liquidity and capital resources.

Short-Term Liquidity

Northwest funds its working capital and capital requirements with cash flows from operating activities, accessing debt capital markets, and, if required, borrowings under the Williams credit agreement described below and advances from Williams.

We will invest cash through participation in Williams’ cash management program. The advances will be represented by one or more demand obligations. The interest rate on the demand notes will be based upon the overnight investment rate paid on Williams’ excess cash, which was approximately 5.21% at June 30, 2007.

Credit Agreement

Williams has an unsecured $1.5 billion revolving credit agreement that terminates in May 2012. Williams Gas Pipeline guarantees the repayment of borrowings under the agreement. Northwest has access to $400 million under the agreement to the extent not otherwise utilized by Williams. Interest is calculated based on a choice of two methods: a fluctuating rate equal to the lender’s base rate plus an applicable margin or a periodic fixed rate equal to the London Interbank Offered Rate plus an applicable margin. Williams is required to pay a commitment fee (currently 0.25% per annum) based on the unused portion of the agreement. The applicable margin and commitment fee are based on the specific borrower’s senior unsecured long-term debt ratings. Letters of credit totaling approximately $28 million, none of which are associated with Northwest, have been issued by the participating institutions and no revolving credit loans were outstanding at June 30, 2007. Northwest did not access the agreement in 2006, and Northwest has not accessed the agreement during 2007 and has no borrowings outstanding under this agreement.

The credit agreement contains a number of restrictions on the business of the borrowers, including Northwest. These restrictions include restrictions on the borrowers’ and their subsidiaries’ ability to: (i) grant liens securing indebtedness on assets, merge, consolidate, or sell, lease or otherwise transfer assets; (ii) incur indebtedness; (iii) engage in transactions with related parties; and (iv) make distributions on equity interests. Northwest and Williams are also required to maintain a ratio of debt to capitalization of not more than 0.55 to 1, in the case of Northwest, and 0.65 to 1, in the case of Williams, in addition to other financial covenants. The credit agreement also contains affirmative covenants and events of default. If any borrower breaches financial or certain other covenants or if an event of default occurs, the lenders may cause the acceleration of the borrower’s indebtedness and may terminate lending to all borrowers under the credit agreement. Additionally, if: (a) a borrower were to generally not pay its debts as such debts come due or admit in writing its inability to pay its debts generally; (b) a borrower were to make a general assignment for the benefit of its creditors; or (c) proceedings relating to the bankruptcy or receivership of any borrower were to remain unstayed or undismissed for 60 days, then all lending under the credit agreement would terminate and all indebtedness outstanding under the credit agreement would be accelerated.

Long-Term Financing

Northwest has an effective shelf registration statement on file with the SEC. As of June 30, 2007, $150 million of availability remained under this registration statement. Northwest can raise capital through private debt offerings as well as offerings registered pursuant to offering-specific registration statements, without a guaranty from Williams. Interest rates, market conditions, and industry conditions will affect amounts raised, if any, in the capital markets. We believe any additional financing arrangements, if required, can be obtained from the capital markets on terms that are commensurate with Northwest’s then current credit ratings.

Northwest had the following indebtedness outstanding as of June 30, 2007:

•	$250,000,000 of 6.625% senior notes due December 1, 2007, which are not redeemable prior to maturity;

•	$175,000,000 of 7.00% senior notes due June 15, 2016, which may be redeemed at any time pursuant to the terms of such notes;

•	$185,000,000 of 5.95% senior notes due April 15, 2017, which may be redeemed at any time pursuant to the terms of such notes;

•	$85,000,000 of 7.125% senior notes due December 1, 2025, which may not be redeemed prior to maturity; and

•	$2,867,000 of 9.00% senior notes with sinking fund provisions payable through 2007.

Capital Requirements

Northwest’s $250 million in aggregate principal amount of 6.625% notes are due and payable on December 1, 2007. Northwest intends to fund this obligation through borrowings under the Williams credit agreement.

The transmission and storage business can be capital intensive, requiring significant investment to maintain and upgrade existing facilities and construct new facilities.

Northwest categorizes its capital expenditures as either maintenance capital expenditures or expansion capital expenditures. Maintenance capital expenditures are those expenditures required to maintain the existing operating capacity and service capability of Northwest’s assets, including replacement of system components and equipment that are worn, obsolete, completing their useful life, or necessary to remain in compliance with environmental laws and regulations. Expansion capital expenditures improve the service capability of the existing assets, extend useful lives, increase transmission or storage capacities from existing levels, reduce costs or enhance revenues. Northwest expects its maintenance capital expenditures and expansion capital expenditures for the twelve months ending September 30, 2008 to be $91.4 million and $14.5 million, respectively.

Northwest’s expenditures for property, plant and equipment additions were $473.6 million, $137.2 million and $102.2 million for 2006, 2005 and 2004 respectively. The increase in expenditures during 2006 was primarily due to the Capacity Replacement Project, which was completed in late 2006. See “Business — Regulatory Matters — Capacity Replacement Project.” Northwest filed a rate case on June 30, 2006 to recover the cost of property, plant and equipment placed into service as of December 31, 2006. Its new rates became effective January 1, 2007. Its capital expenditures for the six months ended June 30, 2007 were $68.6 million, compared to $136.3 million for the six months ended June 30, 2006. The decrease was primarily due to the completion of the Capacity Replacement Project in late 2006. Northwest anticipates 2007 capital expenditures will be between $145 million and $165 million, of which approximately $37 million is related to the Parachute Lateral. See “Business — Capital Projects — Parachute Lateral.” The remaining amounts will be spent on minor capital projects and maintenance capital expenditures, including expenditures required by the Pipeline Safety Improvement Act of 2002.

Commitments

The table below summarizes the maturity dates of Northwest’s more significant contractual obligations and commitments as of December 31, 2006 (in millions of dollars).

	2007	2008-2009	2010-2011	Thereafter	Total

Long-term debt, including current portion:
Principal	$252.9	$—	$175.0	$260.0	$687.9
Interest	49.3	65.1	43.7	139.9	298.0
Operating leases	6.4	12.7	—	—	19.1
Purchase obligations:
Natural gas purchase, storage, transportation and construction	62.8	5.3	4.3	2.0	74.4
Other	1.4	0.6	0.1	0.1	2.2

Total	$372.8	$83.7	$223.1	$402.0	$1,081.6

Off-Balance Sheet Arrangements

Neither we nor Northwest have any guarantees of off-balance sheet debt to third parties and maintain no debt obligations that contain provisions requiring accelerated payment of the related obligations in the event of specified levels of declines in credit ratings given by Moody’s Investors Service, Standard and Poor’s and Fitch Ratings. However, as of June 30, 2007, Northwest had $696.5 million aggregate principal amount of senior notes outstanding, none of which is consolidated on our balance sheet, as we do not consolidate our accounts with Northwest because our interest in Northwest is accounted for using the equity method of accounting.

Impact of Inflation

Northwest generally has experienced increased costs in recent years due to the effect of inflation on the cost of labor, benefits, materials and supplies, and property, plant and equipment. A portion of the increased labor and materials and supplies costs can directly affect income through increased operating and maintenance costs. The cumulative impact of inflation over a number of years has resulted in increased costs for current replacement of productive facilities. The majority of the costs related to Northwest’s property, plant and equipment and materials and supplies is subject to rate-making treatment, and under current FERC practices, recovery is limited to historical costs. While amounts in excess of historical cost are not recoverable under current FERC practices, Northwest believes it may be allowed to recover and earn a return based on the increased actual costs incurred when existing facilities are replaced. However, cost-based regulation along with competition and other market factors limit its ability to price services or products to ensure recovery of inflation’s effect on costs.

Environmental Matters

Northwest is subject to the National Environmental Policy Act and other federal and state legislation regulating the environmental aspects of its business. Except as discussed below, Northwest’s management believes that it is in substantial compliance with existing environmental requirements. Environmental expenditures are expensed or capitalized depending on their future economic benefit and potential for rate recovery. Northwest believes that, with respect to any expenditures required to meet applicable standards and regulations, FERC would grant the requisite rate relief so that substantially all of such expenditures would be permitted to be recovered through rates. Northwest believes that compliance with applicable environmental requirements is not likely to have a material effect upon its financial position or results of operations.

Beginning in the mid-1980’s, Northwest evaluated many of its facilities for the presence of toxic and hazardous substances to determine to what extent, if any, remediation might be necessary. Northwest identified polychlorinated biphenyl, or PCB, contamination in air compressor systems, soils and related properties at certain compressor station sites. Similarly, Northwest identified hydrocarbon impacts at these facilities due to the former use of earthen pits and mercury contamination at certain natural gas metering sites. The PCBs were remediated pursuant to a Consent Decree with the U.S. Environmental Protection Agency in the late 1980’s and Northwest conducted a voluntary clean-up of the hydrocarbon and mercury impacts in the early 1990’s. In 2005, the Washington Department of Ecology required Northwest to reevaluate its previous mercury clean-ups in Washington. Currently, Northwest is assessing the actions needed to bring the sites up to Washington’s current environmental standards. At June 30, 2007, Northwest has accrued liabilities totaling approximately $7.6 million for these costs which are expected to be incurred through 2011. Northwest considers these costs associated with compliance with these environmental laws and regulations to be prudent costs incurred in the ordinary course of business and, therefore, recoverable through its rates.

Safety Matters

Pipeline Integrity Regulations

Northwest has developed an Integrity Management Plan that it believes meets the DOT PHMSA final rule that was issued pursuant to the requirements of the Pipeline Safety Improvement Act of 2002. In meeting the integrity regulations, Northwest has identified high consequence areas and completed its baseline assessment plan. Northwest is on schedule to complete the required assessments within specified timeframes. Currently, Northwest estimates that the cost to perform required assessments and associated remediation will be between $195 million and $215 million over the remaining assessment period of 2007 through 2012. The cost estimates have been revised to reflect refinements in the scope of required remediation and for increases in assessment and remediation costs. Northwest’s management considers the costs associated with compliance with the rule to be prudent costs incurred in the ordinary course of business and, therefore, recoverable through its rates.

Termination of the Grays Harbor Transportation Agreement

On November 1, 2002 Northwest placed in service the Grays Harbor Lateral for Duke Energy Trading and Marketing, LLC, or Duke, to serve a new power generation plant Duke was constructing in the state of Washington. Prior to completion of the Grays Harbor Lateral, Duke had suspended construction of the contemplated power generation plant, although Duke agreed that Northwest should complete the lateral.

Effective January 2005, Duke terminated its firm transportation agreement related to the Grays Harbor Lateral. Northwest invoiced Duke the amount it believed was contractually owed by Duke according to the terms of the facilities reimbursement agreement and Northwest’s tariff. Duke paid approximately $88 million for the remaining net book value of the lateral facilities and approximately $6 million towards the related income taxes. Northwest invoiced Duke for an additional $30 million, representing additional income taxes related to the termination of the contract. Duke disputed this additional amount and Northwest recorded a reserve against the full $30 million invoiced and deferred recognition of the $6 million received from Duke related to income taxes.

On June 16, 2005, Northwest filed a Petition for a Declaratory Order with FERC requesting that it rule on Northwest’s interpretation of the tariff to aid in resolving the dispute with Duke.

On June 15, 2007, FERC issued its Order on Rehearing providing clarification as to how the Duke buyout amount should be calculated with respect to related taxes. As a result of the Order on Rehearing, $6 million of previously deferred income was recognized in June 2007. Based on the terms of the Order, Northwest is also seeking an additional $14 million, including interest through June 30, 2007, from Duke, for which no income has been recognized.

Based upon the above, we do not anticipate any adverse impact to our results of operations or financial position from this matter.

Legal Matters

Northwest is party to various legal actions arising in the normal course of business. Northwest’s management believes that the disposition of outstanding legal actions will not have a material adverse impact on its future financial condition.

Recent Accounting Pronouncements

Effective January 1, 2007, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” or FIN 48. FIN 48 prescribes guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. To recognize a tax position, an enterprise determines whether it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit, determined on a cumulative probability basis, that is greater than 50 percent likely of being realized upon ultimate settlement.

FIN 48 is effective for fiscal years beginning after December 15, 2006. The cumulative effect of applying the Interpretation must be reported as an adjustment to the opening balance of retained earnings in the year of adoption. Northwest adopted FIN 48 beginning January 1, 2007, as required. The adoption of FIN 48 did not have a material effect on its financial position or results of operations.

Northwest’s policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense.

As of January 1, 2007, the IRS examination of Williams’ consolidated U.S. income tax return for 2002 was in process. The Williams’ consolidated U.S. income tax return incorporates Northwest’s tax information. During the first quarter of 2007, the IRS also commenced examination of Williams’ 2003 through 2005 consolidated U.S. income tax returns. IRS examinations for 1996 through 2001 have been completed but the years remain open while certain issues are under review with the Appeals Division of the IRS. The statute of limitations for most states expires one year after IRS audit settlement.

FERC Accounting and Reporting Guidance

On March 29, 2007, FERC issued “Commission Accounting and Reporting Guidance to Recognize the Funded Status of Defined Benefit Postretirement Plans.” The guidance is being provided to all jurisdictional entities to ensure proper and consistent implementation of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106 and 132(R)” for FERC financial reporting purposes beginning with the 2007 FERC Form 2 to be filed in 2008. Northwest completed its evaluation and applied the FERC guidance during the second quarter of 2007. It had no effect on Northwest’s financial statements.